Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

DROPBOX, INC.

Dropbox, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228 and 242 of the Delaware General Corporation Law:

1.    Article IV of the Corporation’s Restated Certificate of Incorporation, as it has been amended to date, is hereby further amended to read in its entirety as follows:

“Immediately upon the filing of this Certificate of Amendment of Restated Certificate of Incorporation of the Corporation, (i) each one and a half (1.5) shares of Class A Common Stock (as defined below) outstanding immediately prior to such filing will be automatically combined into and become one (1) fully-paid, non-assessable share of Class A Common Stock, (ii) each one and a half (1.5) shares of Class B Common Stock (as defined below) outstanding immediately prior to such filing will be automatically combined into and become one (1) fully-paid, non-assessable share of Class B Common Stock, (iii) each one and a half (1.5) shares of Series A Preferred Stock (as defined below) outstanding immediately prior to such filing will be automatically combined into and become one (1) fully-paid, non-assessable share of Series A Preferred Stock, (iv) each one and a half (1.5) shares of Series A-1 Preferred Stock (as defined below) outstanding immediately prior to such filing will be automatically combined into and become one (1) fully-paid, non-assessable share of Series A-1 Preferred Stock, (v) each one and a half (1.5) shares of Series B Preferred Stock (as defined below) outstanding immediately prior to such filing will be automatically combined into and become one (1) fully-paid, non-assessable share of Series B Preferred Stock, and (vi) each one and a half (1.5) shares of Series C Preferred Stock (as defined below) outstanding immediately prior to such filing will be automatically combined into and become one (1) fully-paid, non-assessable share of Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair value of a share of Class A Common Stock, Class B Common Stock or Preferred Stock as determined by the Board of Directors of the Corporation. For such purposes, all shares of Class A Common Stock, Class B Common Stock or a given series of Preferred Stock issuable to a stockholder shall be aggregated, and any resulting fractional shares shall be paid in cash.

After giving effect to the reverse stock splits described above, the Corporation is authorized to issue a total of 1,151,212,291 shares of its capital stock, which shall be divided into three (3) classes, designated “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares of Class A Common Stock authorized to be issued is 533,333,333 shares, $0.00001 par value per share. The total number of shares of Class B Common Stock authorized to be issued is 466,666,666 shares, $0.00001 par value per share. The total number of shares of Preferred Stock authorized to be issued is 151,212,292 shares, $0.00001 par value per share, of which 63,873,940 are designated as “Series A Preferred Stock”, 52,015,760 are designated as “Series A-1 Preferred Stock”, 19,512,068 are designated as “Series B Preferred Stock” and 15,810,524 are designated as “Series C Preferred Stock.”

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IN WITNESS WHEREOF, Dropbox, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer on March 7, 2018 and the foregoing facts stated herein are true and correct.

DROPBOX, INC.

By:	/s/ Andrew Houston
Name: Andrew Houston
Title: Chief Executive Officer